Exhibit 4.8

DEPOSIT ACCOUNT CONTROL AGREEMENT

This Agreement is entered into as of August __, 2006, among KH Funding Company (“Company”), Wells Fargo Bank, N.A. (“Lender”) and Bank of America, N.A. (“Bank”) with respect to the following:

A. Bank has agreed to establish and maintain for Company deposit account number ____________ (the “Account”).

B. Company has assigned to Lender a security interest in the Account and in checks and other payment instructions (“Checks”) deposited in the Account.

C. Company, Lender and Bank are entering into this Agreement to evidence Lender’s security interest in the Account and such Checks and to provide for the disposition of net proceeds of Checks deposited in the Account.

Accordingly, Company, Lender and Bank agree as follows:

1. (a) This Agreement evidences Lender’s control over the Account. Notwithstanding anything to the contrary in the agreement between Bank and Company governing the Account, Bank will comply with instructions originated by Lender as set forth herein directing the disposition of funds in the Account without further consent of the Company.

(b) Company represents and warrants to Lender and Bank that it has not assigned or granted a security interest in the Account or any Check deposited in the Account, except to Lender.

(c) Company will not permit the Account to become subject to any other pledge, assignment, lien, charge or encumbrance of any kind, other than Lender’s security interest referred to herein.

(d) The Account may receive merchant card deposits and chargebacks. Company acknowledges and agrees that during the Activation Period (defined below), chargebacks will be blocked from debiting the Account. Company further acknowledges and agrees that, prior to the Activation Period, it will arrange with its merchant card vendor for chargebacks to be directed towards an unblocked account.

2. During the Activation Period (as defined below), Bank shall prevent Company from making any withdrawals from the Account. Prior to the Activation Period, Company may operate and transact business through the Account in its normal fashion, including making withdrawals from the Account, but covenants to Lender it will not close the Account. Bank shall have no liability in the event Company breaches this covenant to Lender.

Company and Lender acknowledge and agree that Bank may debit the Account for any ACH credit entries that may have been originated by Company but that have not settled at the time of Bank’s receipt of the Notice (defined below) or for any entries, whether credit or debit, that are subsequently returned thereafter.

A reasonable period of time following the commencement of the Activation Period, and continuing on each Business Day thereafter, Bank shall transfer all collected and available balances in the Account to Lender at its account specified in the Notice (as defined below). The “Activation Period” means the period which commences within a reasonable period of time not to exceed two Business Days after Bank’s receipt of a written notice from Lender in the form of Exhibit A (the “Notice”). A “Business Day” is each day except Saturdays, Sundays and Bank holidays. Funds are not available if, in the reasonable determination of Bank, they are subject to a hold, dispute or legal process preventing their withdrawal.

3. Bank agrees it shall not offset, charge, deduct or otherwise withdraw funds from the Account, except as permitted by Section 4, until it has been advised in writing by Lender that all of Company’s obligations that are secured by the Checks and the Account are paid in full. Lender shall notify Bank promptly in writing upon payment in full of Company’s obligations by means of a letter substantially in the form of the Termination Notice (defined below).

4. Bank is permitted to charge the Account:

(a) for its fees and charges relating to the Account or associated with this Agreement; and

(b) in the event any Check deposited into the Account is returned unpaid for any reason or for any breach of warranty claim.

5.   (a) If the balances in the Account are not sufficient to compensate Bank for any fees or charges due Bank in connection with the Account or this Agreement, Company agrees to pay Bank on demand the amount due Bank. Company will have breached this Agreement if it has not paid Bank, within five days after such demand, the amount due Bank.

(b) If the balances in the Account are not sufficient to compensate Bank for any returned Check, Company agrees to pay Bank on demand the amount due Bank. If Company fails to so pay Bank immediately upon demand, Lender agrees to pay Bank within five days after Bank’s demand to Lender to pay any amount received by Lender with respect to such returned Check. The failure to so pay Bank shall constitute a breach of this Agreement.

(c) Company hereby authorizes Bank, without prior notice, from time to time to debit any other account Company may have with Bank for the amount or amounts due Bank under subsection 5(a) or 5(b).

6.                            (a) Bank will send information regarding deposits to the Account to the address specified below for Company or as otherwise specified in writing by Company to Bank, and will send a copy of each such deposit advice to the address specified below for Lender.

(b) In addition to the original Bank statement provided to Company, Bank will provide Lender with a duplicate of such statement.

7.               (a) Bank will not be liable to Company or Lender for any expense, claim, loss, damage or cost (“Damages”) arising out of or relating to its performance under this Agreement other than those Damages which result directly from its acts or omissions constituting negligence or intentional misconduct.

(b) In no event will Bank be liable for any special, indirect, exemplary or consequential damages, including but not limited to lost profits.

(c) Bank will be excused from failing to act or delay in acting, and no such failure to r delay shall constitute a breach of this Agreement or otherwise give rise to any liability of Bank, if (i) such failure or delay is caused by circumstances beyond Bank’s reasonable control, including but not limited to legal constraint, emergency conditions, action or inaction of governmental, civil or military authority, fire, strike, lockout or other labor dispute, war, riot, theft, flood, earthquake or other natural disaster, breakdown of public or private or common carrier communications or transmission facilities, equipment failure, or negligence or default of Company or Lender or (ii) such failure or delay resulted from Bank’s reasonable belief that the action would have violated any guideline, rule or regulation of any governmental authority.

(d) Bank shall have no duty to inquire or determine whether Company’s obligations to Lender are in default or whether Lender is entitled to provide the Notice to Bank. Bank may rely on notices and communications it believes in good faith to be genuine and given by the appropriate party.

(e) Notwithstanding any of the other provisions in this agreement, in the event of the commencement of a case pursuant to Title 11, United States Code, filed by or against Company, or in the event of the commencement of any similar case under then applicable federal or state law providing for the relief of debtors or the protection of creditors by or against Company, Bank may act as Bank deems necessary to comply with all applicable provisions of governing statutes and shall not be in violation of this Agreement as a result.

(f) Bank shall be permitted to comply with any writ, levy order or other similar judicial or regulatory order or process concerning the Account or any Check and shall not be in violation of this Agreement for so doing.

8. Company and Lender shall jointly and severally indemnify Bank against, and hold it harmless from, any and all liabilities, claims, costs, expenses and damages of any nature (including but not limited to allocated costs of staff counsel, other reasonable attorney’s fees and any fees and expenses) in any way arising out of or relating to disputes or legal actions concerning Bank’s provision of the services described in this Agreement. This section does not apply to any cost or damage attributable to the gross negligence or intentional misconduct of Bank. Company’s and Lender’s obligations under this section shall survive termination of this Agreement.

9. Company and Lender shall jointly and severally pay to Bank, upon receipt of Bank’s invoice, all costs, expenses and attorneys’ fees (including allocated costs for in-house legal services) incurred by Bank in connection with the enforcement of this Agreement and any instrument or agreement required hereunder, including but not limited to any such costs, expenses and fees arising out of the resolution of any conflict, dispute, motion regarding entitlement to rights or rights of action, or other action to enforce Bank’s rights in a case arising under Title 11, United States Code. Company agrees to pay Bank, upon receipt of Bank’s invoice, all costs, expenses and attorneys’ fees (including allocated costs for in-house legal services) incurred by Bank in the preparation and administration of this Agreement (including any amendments hereto or instruments or agreements required hereunder).

10. Termination and Assignment of this Agreement shall be as follows:

(a) Lender may terminate this Agreement by providing notice substantially in the form of Attachment I (“Termination Notice”) to Company and Bank that all of Company’s obligations which are secured by Checks and the Account are paid in full. Lender may also terminate or it may assign this Agreement upon 30 days’ prior written notice to Company and Bank. Bank may terminate this Agreement upon 30 days’ prior written notice to Company and Lender. Company may not terminate this Agreement except with the written consent of Lender and upon prior written notice to Bank.

(b) Notwithstanding subsection 10(a), Bank may terminate this Agreement at any time by written notice to Company and Lender if either Company or Lender breaches any of the terms of this Agreement, or any other agreement with Bank.

11.               (a) Each party represents and warrants to the other parties that (i) this Agreement constitutes its duly authorized, legal, valid, binding and enforceable obligation; (ii) the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereunder will not (A) constitute or result in a breach of its certificate or articles of incorporation, by-laws or partnership agreement, as applicable, or the provisions of any material contract to which it is a party or by which it is bound or (B) result in the violation of any law, regulation, judgment, decree or governmental order applicable to it; and (iii) all approvals and authorizations required to permit the execution, delivery, performance and consummation of this Agreement and the transactions contemplated hereunder have been obtained.

(b) The parties each agree that it shall be deemed to make and renew each representation and warranty in subsection 11(a) on and as of each day on which Company uses the services set forth in this Agreement.

12.              (a) This Agreement may be amended only by a writing signed by Company, Lender and Bank; except that Bank’s charges are subject to change by Bank upon 30 days’ prior written notice to Company.

(b) This Agreement may be executed in counterparts; all such counterparts shall constitute but one and the same agreement.

(c) This Agreement controls in the event of any conflict between this Agreement and any other document or written or oral statement. This Agreement supersedes all prior understandings, writings, proposals, representations and communications, oral or written, of any party relating to the subject matter hereof.

(d) This Agreement shall be interpreted in accordance with Maryland law without reference to that state’s principles of conflicts of law.

13. Any written notice or other written communication to be given under this Agreement shall be addressed to each party at its address set forth on the signature page of this Agreement or to such other address as a party may specify in writing. Except as otherwise expressly provided herein, any such notice shall be effective upon receipt.

14. Nothing contained in the Agreement shall create any agency, fiduciary, joint venture or partnership relationship between Bank and Company or Lender. Company and Lender agree that nothing contained in this Agreement, nor any course of dealing among the parties to this Agreement, shall constitute a commitment or other obligation on the part of Bank to extend credit to Company or Lender.

15. Each of the Company, Lender and the Bank respectively agrees that it shall not cite or refer to this Agreement as a precedent in any negotiation of any other Deposit Account Control Agreement to which the Company, Lender or any of its affiliates and the Bank shall be party.

In Witness Whereof, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year first above written.

KH FUNDING COMPANY (“Company”)

By: _____________________________	Address for notices:
Name: Robert L. Harris
Title: President and Chief Executive Officer

WELLS FARGO BANK, N.A. (“Lender”)

By: _____________________________	Address for notices:
Name: __________________________
Title: ___________________________

BANK OF AMERICA, N.A. (“Bank”)

By: _____________________________	Address for notices:
Name: __________________________
Title: ___________________________

EXHIBIT A
DEPOSIT ACCOUNT CONTROL AGREEMENT

[Letterhead of Lender]

To:	Bank of America, N.A. [Address]

Re:	[Name of Company] Account No. ____________________________

Ladies and Gentlemen:

Reference is made to the Deposit Account Control Agreement dated ____________ (the “Agreement”) among [Company Name], us and you regarding the above-described account (the “Account”). In accordance with Section 2 of the Agreement, we hereby give you notice of our exercise of control of the Account and we hereby instruct you to transfer funds to our account as follows:

Bank Name: ________________________
Bank Address: ________________________
ABA No.: ________________________
Account Name: ________________________
Account No.: ________________________
Beneficiary’s Name: ________________________

Very truly yours,

________________________________
as Lender

By: _____________________________
Name: __________________________
Title: ___________________________

ATTACHMENT I
DEPOSIT ACCOUNT CONTROL AGREEMENT

[Letterhead of Lender]

________________, 200_

Bank of America, National Association
_________________
_________________
Attn: ____________

Re: Termination of Deposit Account Control Agreement

Ladies and Gentlemen:

Reference is made to that certain _____________________________ dated as of ________, 2000_ (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Agreement” among you, ______________ (the “Company”), and us as (“Lender”). You are hereby notified that the Agreement is terminated with respect to the undersigned, and you have no further obligations to the undersigned thereunder. Notwithstanding any previous instructions to you, you are hereby instructed to accept all future directions with respect to the Account from the Company. This notice terminates any obligations you may have to the undersigned with respect to the Account.

Very truly yours,

WELLS FARGO BANK, N.A.
as Lender

By: _____________________________
Name:
ACKNOWLEDGED AND AGREED:                   Title:
BANK OF AMERICA, N. A.
as Bank

By: _____________________________
Name:
Title: